Exhibit 99.1

Contacts: George E. McHenry Russell G. Allen	(512) 777-3800 (512) 777-3800

Hanger Enters New 5-Year Credit Agreement to Refinance Senior Secured Credit Facilities

Expects annualized accretive impact from the refinancing of $0.12 to $0.13 per diluted share, excluding charges

AUSTIN, Texas, June 17, 2013 /PRNewswire/ —

Hanger, Inc. (NYSE:  HGR) today announced the signing of a new 5-year credit agreement that increases its senior secured facilities to an aggregate of up to $425 million from $400 million previously.  The new credit agreement includes a $200 million revolving credit facility and a $225 million term loan facility.  The previous credit agreement was comprised of a $100 million revolving credit facility and a $300 million term loan.  Each new facility matures on June 17, 2018 and is subject to a leveraged-based pricing grid, with initial pricing of LIBOR plus 1.75%.  Previously, Hanger’s interest rate was LIBOR plus 3.25% on its revolver and LIBOR plus 3.00%, with a 1.00% LIBOR floor, on its term loan.  The Company expects that the refinancing will generate $7.0 to $7.5 million of annual pre-tax interest expense savings, and have an annualized accretive impact of $0.12 to $0.13 per diluted share.  Although the Company will not incur prepayment penalties as a result of the refinancing, it will incur a pre-tax non-cash charge of approximately $9.0 million during the second quarter of 2013 related to the write-off of existing debt issuance costs associated with its previous credit agreement.

George McHenry, Hanger’s Chief Financial Officer, commented, “We are very pleased to be able to take advantage of favorable debt markets to significantly reduce our interest costs and position Hanger well to continue funding its growth strategies for 2013 and beyond.  The improvement in our interest rate reflects not only the overall interest rate environment, but also our continued financial performance, a recent upgrade by Moody’s of our Corporate Family Rating, and the strong support and backing of our relationship banks, led by BofA Merrill Lynch and Wells Fargo who served as Joint Lead Arrangers on the transaction.”

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market.  Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 730 locations nationwide.  Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions.  Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.

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